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Jim Ankner (Corporate Press/Investor Relations)
Take-Two Interactive Software, Inc.
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james.ankner@take2games.com

Take-Two Interactive Software, Inc. Provides Third Quarter Fiscal 2006 Selected Preliminary Financial Results

New York, NY - August 31, 2006 - Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced selected preliminary financial information for its third quarter and nine months ended July 31, 2006.

Take-Two is continuing its previously announced internal investigation of the Company’s stock option grants, which is being conducted by a Special Committee consisting of independent board members who have retained independent legal counsel and accountants to assist in the review. As a result, Take-Two will not report full financial results or file its Form 10-Q for the fiscal third quarter ended July 31, 2006 until the Special Committee concludes its investigation and the Company and its independent auditors complete any related accounting review. At this time, Take-Two does not expect that it will be able to file its Form 10-Q within the timeframe required by the Securities and Exchange Commission.

Preliminary net revenues for the third quarter were approximately $240 million compared to $169.9 million for the third quarter of fiscal 2005. Publishing revenues represented approximately 80% of total net revenues, with distribution revenues accounting for the remaining 20%, compared to 75% publishing and 25% distribution in the comparable period last year.

Preliminary net revenues for the nine months ended July 31, 2006 were approximately $770 million compared to $894.4 million for the same period a year ago. Publishing revenues represented approximately 72% of total net revenues for the first nine months, with distribution revenues accounting for the remaining 28%, compared to 70% publishing and 30% distribution in the comparable period last year.

Take-Two’s cash position at July 31, 2006 was approximately $178 million compared to $141 million at April 30, 2006. The increase is primarily due to approximately $51 million of cash received during the quarter from agreements for online content, in-game advertising and licensing of intellectual property, partially offset by changes in working capital.

Third Quarter Highlights

Take-Two’s third quarter results were led by sales of Rockstar Games’ Grand Theft Auto: Liberty City Stories for the PlayStation®2 computer entertainment system and PSP® (PlayStation®Portable) system; Rockstar Games presents Table Tennis for the Xbox 360™ video game and entertainment system from Microsoft; Grand Theft Auto: San Andreas for PlayStation 2; and Midnight Club 3: DUB Edition REMIX for PlayStation 2. 2K’s largest contributors to the quarter’s revenues were Prey for Xbox 360 and PC; The Da Vinci Code on multiple platforms; and The Elder Scrolls® IV: Oblivion™ for Xbox 360 and PC, a title co-published by 2K and Bethesda Softworks. Late in the third quarter 2K also released Sid Meier’s Civilization IV: Warlords, the first expansion pack for Sid Meier’s Civilization IV, and CivCity: Rome, both for PC.

Revenues at the Company’s Jack of All Games distribution business increased year over year in the third quarter due primarily to higher sales of hardware products and peripherals, led by the introduction and increased availability of Xbox 360 hardware.

Outlook

Take-Two commented that, independent of any potential financial impact that may result from the Company’s internal investigation of option grants, the current analyst consensus EPS estimates for its third quarter, and revenue and EPS estimates for its fourth quarter are too high. The industry transition continues to negatively affect the Company’s performance. In addition, the Company’s third quarter results were negatively impacted by increased professional fees related to regulatory matters, expenses for the relocation of the Company’s international publishing headquarters to Geneva, Switzerland, and the provision for income taxes. The Company’s fourth quarter results will also be impacted by these factors, as well as the movement of a Rockstar PSP title based on a premier brand out of the fourth quarter.

Paul Eibeler, President and Chief Executive Officer, stated, “While the Company is addressing various regulatory matters, we continue to focus on creating content to well position ourselves for the improved industry conditions we anticipate in 2007. We are encouraged by the consumer response to our third quarter products and our diverse pipeline of future releases.”

Upcoming Products

Fiscal 2006 fourth quarter releases from Rockstar Games include Grand Theft Auto: Vice City Stories for PSP and Bully for PlayStation 2, both scheduled for release in late October.

2K’s fourth quarter releases include 2K’s Dungeon Siege II: Broken World for PC, which has already shipped; Sid Meier’s Railroads! and Stronghold Legends, both for PC; Dungeon Siege: Throne of Agony for PSP; and Family Guy for PlayStation 2, Xbox and PSP, based on the Twentieth Century Fox television series. 2K Sports will introduce NBA 2K7 and NHL 2K7 for Xbox 360, PlayStation 2 and Xbox, followed by PlayStation®3 computer entertainment system versions of these titles in the first quarter. Global Star is planning Family Feud for PlayStation 2, Game Boy® Advance and PC, and Dora the Explorer: Dora’s World Adventure! for the Game Boy Advance in the fourth quarter. First quarter titles include College Hoops 2K7 for Xbox 360, PlayStation 2 and Xbox, followed by a PlayStation 3 version early next year.

For 2007 and 2008, the Company anticipates a strong next generation lineup from Rockstar Games including the simultaneous launch of Grand Theft Auto IV on PlayStation 3 and Xbox 360 in October 2007, along with sequels to several of Rockstar’s other successful franchises. Additionally, Rockstar will provide exclusive episodic content for Xbox Live® and will introduce a new PSP title based on a premier Rockstar brand. 2K’s 2007 releases will include the next generation console and PC title BioShock, internally developed by 2K’s Irrational Games development studio; The Darkness for next generation platforms based on the Top Cow Productions’ comic book franchise; and Ghost Rider for current generation systems, based on the Marvel Super Hero and upcoming feature film scheduled for release in spring 2007.  For 2007 and 2008, 2K Sports anticipates a solid lineup of sports titles based on licenses with Major League Baseball, the National Basketball Association, the National Hockey League and the National Collegiate Athletic Association, as well as other sports titles including tennis and boxing games.

Update on Regulatory Matters

Take-Two has received additional grand jury subpoenas issued by the District Attorney of the County of New York requesting documents in addition to those described in the Company’s press release and Form 8-K filing on June 26, 2006. The additional requests include documents regarding stock options and other equity based compensation from November 2001 to the present; certain compensation, human resources and business expense documents with respect to the Company and certain of its current and former employees, officers and directors; additional documents regarding the Company’s Board of Directors and Committees thereof; and certain SEC filings made by the Company. As previously stated, the Company has not been advised that it or any specific individual is presently a target of the District Attorney’s investigation. The Company is fully cooperating and providing the requested documents. The Company does not intend to make announcements describing additional subpoenas, if any, it receives from the District Attorney of the County of New York.

Take-Two is continuing to provide documents and information to the SEC in connection with its previously disclosed informal non-public investigation into certain stock option grants made by the Company from January 1997 until the present.

Take-Two will host a brief conference call today at 4:45 pm Eastern Time. The call can be accessed by dialing (877) 407-0984 or (201) 689-8577. A live listen-only webcast of the call is available by visiting http://ir.take2games.com and a replay will be available following the call at the same location.

About Take-Two Interactive Software, Inc.

Headquartered in New York City, Take-Two Interactive Software, Inc. is an integrated global developer, marketer, distributor and publisher of interactive entertainment software games and accessories for the PC, PlayStation® game console, PlayStation®2 computer entertainment system, PSP® (PlayStation®Portable) system, Xbox® and Xbox 360™ video game and entertainment systems from Microsoft, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K and 2K Sports, and Global Star Software; and distributes products in North America through its Jack of All Games subsidiary. Take-Two also manufactures and markets video game accessories in Europe, North America and the Asia Pacific region through its Joytech subsidiary. The Company maintains sales and marketing offices in Cincinnati, New York, Toronto, London, Paris, Munich, Madrid, Milan, Sydney, Breda (Netherlands), Auckland, Shanghai and Tokyo. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the final conclusions of the Special Committee and the Board of Directors concerning matters related to the Company’s stock option grants, including, but not limited to, the accuracy of the stated dates of option grants and whether all proper procedures were followed, the impact of any restatement of financial statements of the Company or other actions that may be taken or required as a result of such reviews; the timing of the completion of the Special Committee’s investigation; and the possibility that the Special Committee’s investigation or any governmental investigation may reveal issues that the Company does not currently realize exist. In addition, the investigation and possible conclusions of the Special Committee may require additional expenses to be recorded; may adversely affect the Company’s ability to file required reports with the U.S. Securities and Exchange Commission ("SEC") on a timely basis, the Company’s conclusions on the effectiveness of internal control over financial reporting and disclosure controls and procedures, and the Company’s ability to meet the requirements of the NASDAQ Stock Market for continued listing of the Company’s shares; and may result in claims and proceedings relating to such matters, including shareholder litigation and actions by the SEC and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. Other important factors are described in the Company's Form 10-Q for the quarter ended April 30, 2006 in the section entitled "Risk Factors".

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